Exhibit 99.2
Line of Business Results
The Corporation manages its business by product and service offerings as well as the distribution channel through which these products and services are offered. Effective January 1, 2007, the Corporation implemented a reorganization of its management structure, resulting in the following five reportable segments: Retail Banking, Commercial Banking — Regional, Commercial Banking — National, Mortgage Banking, and Asset Management. Further discussion of the activities of each of these businesses is presented in Note 24. All revenues and expenses not directly associated with or allocated to these segments are reported within Parent and Other. Parent and Other also includes revenues and expenses associated with other discontinued products or services, exited businesses, and runoff portfolios. Prior periods’ results have been reclassified to conform with the current presentation.
Net income by line of business follows:

(In Millions)	2006	2005	2004

Retail Banking	$714	$638	$592
Commercial Banking — Regional	557	550	475
Commercial Banking — National	250	251	201
Mortgage Banking	55	416	508
Asset Management	97	80	133
National Processing	—	—	34
Parent and Other	627	50	837

Consolidated net income	$2,300	$1,985	$2,780

Retail Banking: This business provides banking products and services to consumers and small businesses within National City’s eight state footprint. Net interest income increased 5% over 2005 and 11% over 2004 due to growth in earning assets and deposits, as well as wider deposit spreads associated with higher interest rates. The provision for credit losses was $183 million in 2006, $252 million in 2005, and $231 million in 2004. The 2005 provision for credit losses reflects a record number of consumer bankruptcy filings prior to the change in these laws in late 2005. Deposit service fees for 2006 increased 11% over 2005 and 26% compared to 2004 due to growth in personal deposit accounts and fee-generating transactions. Noninterest income for 2005 included a $16 million gain realized on the sale of Madison Bank & Trust. In 2004, a $14 million gain was realized on the sale of branches in the Upper Peninsula of Michigan. Noninterest expense increased in 2006 due to a $79 million reinsurance provision, versus $2 million in 2005. Average core deposits were $55.2 billion in 2006, up from $52.6 billion in 2005.
Commercial Banking — Regional: This business provides banking products and services to large and medium-sized corporations within National City’s eight state footprint. Net interest income for 2006 was 4% higher than 2005 and 19% higher than 2004. This increase reflects strong growth in loans, partially offset by narrower spreads in 2006. Average loans outstanding grew to $34.3 billion in 2006, up from $31.7 billion in 2005 and $27.3 billion in 2004. Commercial lending has been strong, and acquisitions also aided portfolio growth. The provision for credit losses was $50 million in 2006, compared to $6 million in 2005 and $53 million in 2004. The higher provision in 2006 compared to the preceding year reflects growth in the portfolio and higher net charge-offs. Loan sale revenue increased in 2006 due to a $27 million gain on the sale of commercial leases. Leasing revenue increased on continued growth in the commercial equipment leasing business which was acquired in 2004. Operating expenses increased compared to the prior two years primarily due to higher business volumes.
Commercial Banking — National: This business provides banking products and services to targeted customer segments in selected industries or distribution channels, as well as corporate customers outside of the National City’s footprint. Net interest income was flat compared to 2005 but up 21% versus 2004. Average outstanding loans grew to $8.6 billion in 2006, up from $7.4 billion in 2005, and $5.1 billion in 2004. Loan spreads narrowed in 2006. The provision for credit losses was $16 million in 2006, versus a reversal of provision of $38 million in 2005 and $2 million in 2004. The provision for 2006 reflects net charge-offs recorded in 2006 versus net recoveries recorded in the prior two years. Noninterest income increased in 2006 on increased commercial real estate loan sales and higher principal investment gains. Principal investment gains were $122 million in 2006, $57 million in 2005, and $69 million in 2004. Principal investment gains can vary from year to year based on the timing of sales and performance of each investment. Operating expenses increased compared to the prior two years, due to growth in business volumes, market expansion and operating costs of business units acquired in 2004.
Mortgage Banking: This business originates residential mortgages, home equity loans, and home equity lines of credit both within National City’s banking footprint and on a nationwide basis through two units, National City Mortgage (NCM) and National Home Equity (NHE). Net income decreased in 2006 compared to the prior two years primarily due to net MSR hedging results. Net pretax MSR hedging (losses)/gains were $(276) million in 2006, $286 million in 2005, and $388 million in 2004. MSR hedging results are affected by changes in the relationship between mortgage rates, which affect the value of MSRs, and swap rates, which affect the value of some of the derivatives used to hedge MSRs. During 2006, this spread narrowed, contributing to hedging losses. In addition, option costs were higher in 2006. MSR hedging results for 2006 also included a $56 million write-down associated with the implementation of a new MSR prepayment model. In 2005, changes in the MSR valuation model increased hedging gains and loan servicing income by $39 million.
Net interest income for 2006 declined compared to 2005 due to a lower average balance of outstanding loans which were $22.5 billion in 2006, $25.6 billion in 2005, and $22.0 billion in 2004. The decline in 2006 was due to the implementation of an originate-and-sell strategy for all nonfootprint, broker-sourced home equity loans. NCM’s volume and spread on warehouse loans also declined compared to the prior two years. The provision for credit losses was $75 million in 2006, compared to $58 million in 2005 and $16 million in 2004.
Loan sale revenue decreased, despite the initiation of NHE’s originate and sell model, due to cyclically lower production and sales of NCM mortgages. Loan sales were $41.4 billion in 2006, $52.7 billion in 2005, and $60.3 billion in 2004. Loans serviced for others grew to $169.4 billion at December 31, 2006, up from $160.9 billion at December 31, 2005. Operating expenses declined by 5% compared to 2005 which reflects continued efforts to manage costs commensurate with lower volumes.
Effective January 1, 2006, the Corporation prospectively changed its internal methodology for assigning interest credit on mortgage escrow accounts from a short-term rate to a longer-term swap rate to better reflect the duration of these accounts. This change did not have a significant impact on this segment’s net interest income for 2006, given that the yield curve was relatively flat. Had this same methodology been applied to prior periods, net income for 2005 and 2004 would have been higher by approximately $16 million and $38 million, respectively.
Asset Management: This segment includes both institutional asset management and personal wealth management services. Net income increased in 2006 compared to the prior year due to growth in net interest income, a lower provision for credit losses, and higher fee income. The increase in net interest income reflects a 10% and 20% increase in average loan balances compared to 2005 and 2004, respectively. Net interest income was also positively affected by wider deposit spreads in 2006. The provision for credit losses was $3 million in 2006 compared with a provision of $8 million in 2005 and $4 million in 2004. Trust and investment management fees increased compared to the prior two years on new business. Assets under administration were $112.2 billion at December 31, 2006, up from $107.8 billion at December 31, 2005. Brokerage revenue also grew 8% versus 2005. Results for 2004 included a $62 million pretax gain on the sale of the Corporate Trust Bond Administration Business.
Parent and Other: Parent and Other includes the historic operating results of the former First Franklin nonconforming mortgage origination and servicing platform, as well as recent acquisitions prior to systems conversions. Parent and Other also includes the results of investment funding activities, discontinued products and services, unallocated corporate income and expense, intersegment revenue and expense eliminations and reclassifications. Comparisons with prior periods are also affected by acquisition integration costs and other unusual or infrequently occurring items.
Net interest income declined compared to the prior two years due to a lower average balance of loans outstanding and a lower spread earned on the nonconforming mortgage loan portfolio. Over the past few years, the Corporation has implemented a strategy to cease the origination of broker-sourced nonfootprint consumer loans including nonconforming mortgage, indirect auto, and recreation finance. The provision for credit losses was $155 million in 2006, versus a reversal of provision of $2 million in 2005, and a provision of $21 million in 2004. The higher provision for credit losses in 2006 primarily reflects deterioration in the credit quality of the First Franklin nonconforming mortgage portfolio. The provision for credit losses also included $79 million of reinsurance losses in 2006 reclassified from noninterest expense.
Noninterest income included a $984 million pretax gain realized on the sale of First Franklin in 2006 and a $714 million pretax gain on the sale of National Processing in 2004. Loan sale revenue declined in 2006, despite higher sale volume, due to lower margins realized on sales of First Franklin nonconforming mortgage loans. Noninterest income for 2006 included $85 million of losses on First Franklin’s nonconforming mortgage loans held for sale, partially offset by $36 million of income related to the release of a chargeback guarantee liability from a now-terminated credit card processing contract. Noninterest income for 2005 included a $29 million loss on the securitization of indirect automobile loans. Net gains from sales of securities were $5 million in 2006, $13 million in 2005, and $3 million in 2004. The Corporation fully liquidated its holdings in the bank stock fund early in 2006.
Noninterest expense for 2006 included a $79 million benefit from the reclassification of reinsurance losses recorded in the Retail Banking segment, which were reclassified from noninterest expense to the provision for credit losses within this segment. Noninterest expense also included severance costs of $33 million in 2006, $68 million in 2005, and $39 million in 2004. Severance costs were higher in 2005 due to Best In Class management position eliminations. Acquisition integration costs were $12 million in 2006, $45 million in 2005, and $74 million in 2004. The acquisitions completed in 2004 were larger and more complex to integrate than more recent acquisitions. Noninterest expense for 2005 also included a $30 million contribution to the Corporation’s charitable foundation, a $29 million one-time adjustment for lease accounting, and an $18 million impairment charge on certain under-utilized buildings, partially offset by a $22 million insurance recovery on automobile lease residual values. Net income tax benefits/(provision) of $13 million, $(8) million, and $67 million were recognized in 2006, 2005, and 2004, respectively, from return-to-provision true-ups, the reorganization of certain subsidiaries, as well as the resolution of certain tax contingencies.